Exhibit(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2018, relating to the financial statements and financial highlights which appear in the April 30, 2018 Annual Report to Shareholders of IQ MacKay Shields Municipal Intermediate ETF and IQ MacKay Shields Municipal Insured ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

August 28, 2018